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                   [LETTERHEAD OF ANDERSON ASSOCIATES, LLP]


                                 April 6, 1998


                                                                     Exhibit 8.2


Board of Directors
Baltimore County Savings Bank, F.S.B.
Seven Courts Office Building, Suite 300
4111 E. Joppa Road
P.O. Box 397
Perry Hall, Maryland  21128

Ladies and Gentlemen:

     You have requested an opinion from this firm regarding the tax consequences under the laws of the State of Maryland regarding the reorganization of Baltimore County Savings Bank, F.S.B. (the "Savings Bank") as a federally-chartered capital stock savings bank (the "Stock Bank") as a wholly-owned subsidiary of BCSB Bankcorp, Inc. (the "Company"), which will in turn be a majority-owned subsidiary of Baltimore County Savings Bank, M.H.C. (the "MHC"), a mutual holding company (the "Reorganization"), pursuant to a Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Subsidiary Holding Company Formation (the "Plan of Reorganization") adopted by the Board of Directors. Simultaneously with the Reorganization, the Company will, subject to the provisions of the Plan of Stock Issuance adopted by Savings Bank, conduct a stock offering and sale of up to 49.9% of the shares of common stock of the Company to be outstanding following consummation of the Reorganization to certain members of the Bank, employee benefit plans of the Savings Bank, the MHC or the Company, and to other investors pursuant to the Plan of Stock Issuance. The offer and sale of up to 49.9% of the Common Stock is referred to herein as the "Stock Issuance".

     You have previously received an opinion of counsel ("Federal Tax Opinion") stating that the Reorganization and Stock Issuance would not result in adverse federal income tax consequences to the Savings Bank or to its account holders under the Internal Revenue Code of 1986, as amended ("Code"). The Federal Tax Opinion holds that the Reorganization and Stock Issuance qualifies as a tax-free reorganization under Section 368 (a) (1) (F) and under Section 351 of the Code. The Federal Tax Opinion provides that, based upon the facts and circumstances attendant to the Reorganization and Stock Issuance, no adverse federal income tax consequences would result to the Savings Bank or its account holders by virtue of the implementation of the Plan of Reorganization and Plan of Stock Issuance, with the exception that persons who subscribe in the Plan of Reorganization and Plan of Stock Issuance will recognize gain upon the receipt of subscription rights to the extent of the excess of the fair market value of such rights over his or her former interests in the Bank, other than deposit accounts, if any.
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Board of Directors
Baltimore County Savings Bank, F.S.B.                              April 6, 1998


     Based upon the facts and circumstances attendant to the Reorganization and Stock Issuance as detailed in the Plan of Reorganization and Plan of Stock Issuance and as described in the Federal Tax Opinion, and the provisions of the Code and the Federal Tax Opinion rendered, it is our opinion that the laws of the State of Maryland will, for income tax purposes, treat the Reorganization and Stock Issuance as detailed in the Plan of Reorganization and Plan of Stock Issuance in an identical manner as it is treated by the Internal Revenue Service for income tax purposes, and that under such state law no adverse income tax consequences will be incurred by either the Savings Bank or its account holders as a result of the implementation of the Plan of Reorganization and Plan of Stock Issuance, with the exception as noted above.

     The opinion herein expressed specifically does not include, without limitation by the specification thereof, an opinion with respect to any franchise tax or capital stock taxes which might result from the implementation of the Plan of Reorganization and Plan of Stock Issuance.

     Finally, we hereby consent to the filing of this opinion as an exhibit to the Form MHC-1 and Form MHC-2 or similar filings of the Savings Bank filed with the Office of Thrift Supervision, the filing of this opinion as an exhibit to the Application H-(e)(1) of the Holding Company to be filed with the Office of Thrift Supervision, and the filing of this opinion as an exhibit to the Holding Company's Registration Statement on Form SB-2 ("Form SB-2") to be filed with the Securities and Exchange Commission, and to reference to our firm in the prospectus contained in the Form MHC-2, Form SB-2 and documents related to this opinion.

                                                Very truly yours,

                                            Anderson Associates, LLP



                                        By  /s/ William R. Anderson
                                           --------------------------------
                                            William R. Anderson, Partner

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